Exhibit 4.19

SUBSCRIPTION AGREEMENT

(for U.S. Subscribers)

A completed and originally executed copy of this subscription agreement must be delivered or transmitted by telecopier
((416) 869-9151) by no later than 12:00 noon (Toronto time) on June 1, 2004 to First Associates Investments Inc. (Attention: Jennifer Li).

TO:	ADB Systems International Ltd. (the “Corporation”)

AND:	First Associates Investments Inc.

RE:

Sale of Convertible Notes of the Corporation entitling the holders to acquire units of securities of the Corporation upon conversion, each unit comprised of one common share in the capital of the Corporation and one-half of one Common Share purchase warrant.

Details of Subscription

The undersigned (the “Subscriber”) hereby irrevocably subscribes, subject to the terms and conditions set forth in this subscription agreement, for convertible notes (“Convertible Notes”) of the Corporation with the following specific purchase instructions.  The particulars of the Convertible Notes and the securities issuable upon conversion of the Convertible Notes (together with certain other material covenants and acknowledgements) are set out in Schedules “A” and “B” to this subscription agreement and certain representations and warranties to be made by the Subscriber so that the Corporation can ensure compliance with applicable securities laws are set out in Schedule “C” to this subscription agreement, all of which forms part of and is hereby incorporated as part of this subscription agreement.

All Subscribers:

Complete and sign Schedule “D” to this agreement, being the form of questionnaire and undertaking required by the Toronto Stock Exchange

U.S. Subscribers:

Complete and sign the U.S. Accredited Investor Certificate – Schedule “E”.

Principal Amount of Convertible Notes
Subscribed for (to be issued at par):	$

Name and Address of Subscriber:	Name:
(please print)
Address:
(Street Address)

(City and Province)

(Postal Code)

Alternate Registration Instructions (other than in the name of the Subscriber):

Name:
(please print)
Address:
(Street Address)

(City and Province)

(Postal Code)

Disclosed Principal (please complete if purchasing as agent or trustee for a disclosed principal):

Name of Principal:
(please print)
Principal’s Address:
(Street Address)

(City and Province)

(Postal Code)

Delivery Instructions:  The name and address (including contact name and telephone number) of the person to whom the certificate representing the Convertible Notes is to be delivered, if other than the Subscriber:

Name:

Contact Name:

Telephone No:

Address:
(Street Address)

(City and Province)

(Postal Code)

The Subscriber acknowledges its consent and request that this subscription agreement (including all schedules hereto) and all other documents evidencing or relating in any way to its purchase of Convertible Notes be drawn up in the English language only.  Nous reconnaissons par les présentes avoir consenti et demandé à ce que la présente convention de souscription (et les annexes s’y rapportant) et tous les autres documents faisant foi ou se rapportant de quelque manière à notre souscription soient rédigés en anglais seulement.

IN WITNESS WHEREOF the Subscriber has executed, or caused its duly authorized representative to execute, this subscription agreement on this             day of                                  , 2004.

Signature of Subscriber (if an individual)		Name of Subscriber (if an individual)

Per:
Name of Subscriber (if an individual)		(signature of authorized representative)

Name and Title of Authorized Representative

ACCEPTANCE

The foregoing is acknowledged, accepted and agreed to this                 day of                                  , 2004.

ADB SYSTEMS INTERNATIONAL LTD.

Per:

SCHEDULE “A”

This is Schedule “A” to the subscription agreement relating to the purchase of Convertible Notes of ADB Systems International Ltd.

TERMS OF THE OFFERING

1.             Offering.  The Convertible Notes subscribed for hereunder form part of a larger sale by the Corporation (the “Offering”) pursuant to an agency agreement (the “Agency Agreement”) to be entered into between the Corporation and First Associates Investments Inc. (the “Agent”) of a maximum of $5,000,000 principal amount of Convertible Notes. In addition to the Offering, it is contemplated that prior to the Closing Date (as defined below) the Corporation will be issuing up to $500,000 principal amount of Convertible Notes to one investor, with such Convertible Notes to be the same as the Convertible Notes under the Offering, except that they will also provide security by way of an express assignment of insurance proceeds rights.

The Convertible Notes will bear interest at an annual rate of 7% of the principal amount of the Convertible Notes outstanding from time to time, payable quarterly in arrears on each date that is the three month anniversary of the Closing Date (as defined below) up to and including the third anniversary of the Closing Date (the “Maturity Date”).  At any time up to and including the Maturity Date, all or any portion of the principal amount of the Convertible Notes outstanding from time to time will be convertible, at the option of the holder, provided that the holder complies with the notice provision therefor, into units of securities of the Corporation (“Units”) at a conversion price of $0.31 per Unit (the “Conversion Price”), subject to adjustments for stock splits, consolidations, other capital reorganizations, extraordinary dividends or distributions.

Each Unit will consist of one common share in the capital of the Corporation (a “Common Share”) and one-half of one Common Share purchase warrant (a “Warrant”).  Each whole Warrant will entitle the holder to acquire one Common Share at an exercise price of $0.50 per share, and will be exercisable at any time prior to the fourth anniversary of the Closing Date.

In the event that at any time from and after the first anniversary of the Closing Date the volume weighted average trading price of the Common Shares through its principal trading market for a 20 consecutive trading day period is $0.70 or more, all then outstanding Convertible Notes, including any accrued interest thereon, will be automatically converted into Units at the Conversion Price.

The material terms of the Offering, the Convertible Notes and the Underlying Securities (as hereinafter defined) are set out in this schedule and in Schedule “B” to this subscription agreement.

The foregoing description of the Convertible Notes is a summary only and the Subscriber acknowledges that the definitive terms and conditions of the Convertible Notes sold under the Offering will be set forth in the Note Certificates (as hereinafter defined).

2.             Definitions.  In this subscription agreement and the schedules to this subscription agreement the defined terms set out in the first page of this subscription agreement or as set out in Section 1 above shall apply and, unless the context otherwise requires:

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America;

“Applicable Securities Laws” means the applicable securities laws of the Province of Ontario and each other relevant jurisdiction and the regulations and rules made and forms prescribed thereunder, together with all applicable instruments, published policy statements, blanket orders, notices, rulings and rules of the Ontario Securities Commission and each other securities regulatory authority having competent jurisdiction;

“Business Day” means a day other than a Saturday, Sunday or statutory or banking holiday in Toronto, Ontario;

“Closing Date” means on or about June 8, 2004, or such other date or dates as the Agent may designate;

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Agent may designate;

“Corporation’s Information Record” means any statement contained in any press release, material change report, financial statements or other document of the Corporation which has been or is publicly disseminated, whether pursuant to any Applicable Securities Laws or otherwise, prior to the Closing Time;

“including” means including without limitation;

“material” means material in relation to the Corporation;

“material change” means any change in the business, operations, assets, liabilities, ownership or capital of the Corporation, on a consolidated basis, that would reasonably be expected to have a significant effect on the market price or value of the Common Shares and includes a decision to implement such a change made by the board of directors of the Corporation or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

“material fact” means any fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Common Shares;

“Material Subsidiaries” means the material direct or indirect subsidiaries of the Corporation, being, ADB Systemer ASA (Norway), ADB Systems USA, Inc. (Delaware), ADB Systems International Limited (Ireland) and Internet Liquidators USA, Inc.;

“misrepresentation” means an untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“Note Certificates” means the definitive certificates representing the Convertible Notes;

“Purchasers” means those persons who subscribe for Convertible Notes under the Offering, including the Subscriber;

“Regulation S” means Regulation S promulgated under the 1933 Act;

“TSX” means the Toronto Stock Exchange;

“Underlying Securities” means the Common Shares and Warrants comprising the Units issuable upon the exercise of the conversion rights under the Convertible Notes;

“United States” means the United States as that term is defined in Regulation S, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Person” means a U.S. Person as that term is defined in Regulation S and, without limiting the foregoing but for greater clarity, a U.S. Person includes any natural person resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States, and any estate or trust of which an executor, administrator or trustee is a U.S. Person; and

“Warrants Shares” means the Common Shares issuable upon exercise of the Warrants.

3.             Currency.  Unless otherwise stated, all dollar amounts referred to in this subscription agreement and the schedules thereto are expressed in Canadian funds.

4.             Representations and Warranties of the Corporation.  The Corporation hereby represents and warrants for the benefit of the Purchasers as follows:

(a)         the Corporation is (and will be at the Closing Time) a reporting issuer in the Provinces of Ontario, Alberta and British Columbia, and is in compliance with all material obligations under Applicable Securities Laws of such jurisdictions;

(b)        the Corporation has been duly incorporated and organized and is validly subsisting under the laws of the Province of Ontario and has all requisite corporate power and authority to own its assets and to carry on its business as currently conducted;

(c)         each of the Material Subsidiaries has been duly incorporated and organized and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets;

(d)        the Corporation and each of the Material Subsidiaries is conducting its business in material compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Closing Time be valid, subsisting and in good standing, except in respect of matters which do not and will not result in any adverse material change in respect of the Corporation, and except for the failure to be so qualified or the absence of any such license, registration or qualification which does not and will not have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and its subsidiaries, on a consolidated basis;

(e)         the Corporation has all required corporate power and authority to enter into and carry out the provisions of this subscription agreement and the transactions contemplated thereby and all necessary corporate action has been taken or will have been taken prior to the Closing Time by the Corporation to duly authorize the execution and delivery of this subscription agreement and such other agreements and instruments and the consummation of the transactions contemplated thereby and so as to validly create, issue and deliver the Convertible Notes subscribed for thereby and to validly create and irrevocably allot for the issuance of the Underlying Securities and Warrant Shares;

(f)         neither the Corporation nor any of its Material Subsidiaries is in default or in breach in any material respect of, and the execution and delivery of this subscription agreement by the Corporation, the performance and compliance with the terms of this subscription agreement, the issue and sale of the Convertible Notes, and the issue of the Underlying Securities and Warrant Shares will not result in any breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default either directly or indirectly under any term or provision of the constating documents, by-laws or resolutions of the Corporation or any of the Material Subsidiaries or any material mortgage, note, indenture, contract, agreement, instrument, lease or other document to which any of them is a party or by which any of them is bound;

(g)        the Common Shares issuable upon exercise of the conversion rights under its Convertible Notes and the Warrant Shares, if and when issued in accordance with the Convertible Notes and Warrants, as applicable, will be validly issued and outstanding as fully paid and non-assessable;

(h)        no approval, authorization, consent or other order of, and no filing, registration or recording with, any governmental authority is required by the Corporation in connection with the execution and delivery or with the performance by the Corporation of this subscription agreement except in compliance with and the rules of the TSX;

(i)          to the best of the Corporation’s knowledge, information and belief, no portion of the Corporation’s Information Record contained a misrepresentation as at its date of public dissemination;

(j)          there has been no adverse material change in relation to the Corporation since December 31, 2003, and no adverse material fact exists in relation to the Corporation or its securities which, in either case, has not been generally disclosed or disclosed in the Corporation’s Information Record;

(k)         this subscription agreement and all other agreements required in connection with the issue and sale of the Convertible Notes have been or will be, at or prior to the Closing Time, duly authorized, executed and delivered by the Corporation and will be valid and binding obligations of the Corporation enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally, (ii) general equitable principles or (iii) limitations under applicable law in respect of rights of indemnity, contribution and waiver of contribution); and

(l)          the Corporation intends that the net proceeds of the Offering will be used substantially in the manner specified in Schedule “B” hereto.

5.             Reliance upon Representations, Warranties and Covenants of the Corporation.  The Corporation further agrees that, by delivering the Convertible Notes to the Subscriber, the Corporation will be representing and warranting that the representations, warranties and covenants contained in this subscription agreement and the schedules attached thereto are true as at the Closing Time with the same force and effect as if they had been made by the Corporation at the Closing Time and that they will survive the purchase by the Subscriber of the Convertible Notes and continue in full force and effect for a period of two (2) years following the Closing Date notwithstanding any subsequent disposition by the Subscriber of the Convertible Notes or the Underlying Securities.

6.             Closing of Purchase.  The Subscriber acknowledges and agrees that delivery of and payment for the Convertible Notes will be completed at the offices of the Corporation’s legal counsel at 10:00 a.m. (Toronto time) on the Closing Date which will be on or about June 8, 2004, or such earlier or later date or time as may be determined by the Agent.

7.             Payment and Delivery.  The Subscriber agrees to deliver to the Agent at 181 Bay Street, Suite 900, Toronto, Ontario M5J 2T3 (Attention: Jennifer Li), (fax number: (416) 864-9151), prior to the Closing Time:

(a)         his or her duly completed and executed subscription agreement (including Schedule “D” and Schedule ”E”);

(b)        a certified cheque or bank draft payable to “First Associates Investments Inc.”, or wire transfer in Canadian funds to the Agent for the principal amount of Convertible Notes subscribed for under this subscription agreement or payment of the same amount in such other manner as is acceptable to the Agent; and

(c)         such other documents as may be required pursuant to the terms of this subscription agreement.

8.             Conditions of Closing.  If, by the Closing Time, the terms and conditions contained in this subscription agreement have been complied with to the satisfaction of the Corporation or waived by the Corporation, the Agent shall deliver to the Corporation all completed subscription agreements, including this subscription agreement, and deliver to the Corporation all certified cheques or bank drafts representing subscription funds, including the Subscriber’s subscription funds against delivery by the Corporation of the Note Certificates and such other documentation as may be required.  This subscription is subject to acceptance by the Corporation (as described below).  Unless other arrangements have been made with the Agent, certificates endorsed by the Corporation representing Convertible Notes will be available for delivery to the Subscriber in Toronto, Ontario at the Closing Time against payment of the aggregate purchase price for the Convertible Notes.  The Agent will deliver such certificates to the address set out for delivery on page 2 of this subscription agreement promptly after the closing of the Offering.

9.             Acceptance or Rejection.  The Corporation will have the right to accept or reject (in whole or in part) this subscription at any time at or prior to the Closing Time, and the right is reserved to the Corporation to allot to any subscriber less than the principal amount of Convertible Notes subscribed for.  The Subscriber acknowledges and agrees that the acceptance of this subscription agreement will be conditional upon the sale of the Convertible Notes to the Subscriber being exempt from any prospectus and registration requirements of Applicable Securities Laws.  The Corporation will be deemed to have accepted this subscription agreement upon the delivery at closing of the Note Certificate referred to in Section 8 above in accordance with the provisions hereof.

10.           Resale Restrictions.  The Subscriber understands and acknowledges that the Convertible Notes and in certain circumstances the Underlying Securities and Warrant Shares will be subject to certain resale restrictions under Applicable Securities Laws and the Subscriber agrees to comply with such restrictions.  Subscribers are advised to consult their own legal advisors in this regard. The Subscriber also acknowledges that it has been advised to consult its own legal advisors with respect to applicable resale restrictions and that it is solely responsible for complying with such restrictions (and neither the Corporation nor the Agent is in any manner responsible for ensuring compliance by the Subscriber with such restrictions).

11.           Legend.  The Subscriber acknowledges that the following legend is to be placed on the Note Certificate (and the certificates evidencing Underlying Securities and Warrants Shares, if issued during the four month period referred to in such legend) being acquired:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE                     ” (four months and one day from the Closing Date.)

12.           No Revocation.  The Subscriber agrees that this offer is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber.

13.           Indemnity.  The Subscriber agrees to indemnify and hold harmless the Corporation and the Agent and their respective directors, officers, employees, agents, advisers and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation, warranty or covenant of the Subscriber contained herein or in any document furnished by the Subscriber to the Corporation or the Agent in connection herewith being untrue in any material respect or any breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any document furnished by the Subscriber to the Corporation or the Agents in connection herewith.

14.           Modification.  Neither this subscription agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

15.           Compensation, Expenses and Reimbursement Entitlements of Agent.  The Subscriber understands that, in connection with the Offering, the Agent will receive from the Corporation (i) aggregate commissions equal to 8% of the gross proceeds of the Offering; and (ii) subject to the terms of the Agency Agreement, reimbursement for the Agent’s reasonable out-of-pocket expenses and the reasonable fees and disbursements of its legal counsel incurred in connection with the Offering.

The Subscriber further understands that as additional compensation for its services in connection with the Offering, the Agent will receive an option, exercisable until the second anniversary of the Closing Date, to purchase that number of Units as is equal to 10% of the Units issuable upon full conversion of the Convertible Notes sold under the Offering, at an exercise price equal to the Conversion Price.

16.           Miscellaneous.

(a)         The agreement resulting from the acceptance of this subscription agreement by the Corporation contains the whole agreement between the parties hereto in respect of the subject matter hereof and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth herein and in any amendments hereto.

(b)        All representations, warranties, agreements and covenants made or deemed to be made by the Subscriber in this subscription agreement and the schedules thereto will survive the execution and delivery, and acceptance, of this subscription agreement and the closing of the Offering.

(c)         Time shall be of the essence of this subscription agreement.

(d)        This subscription agreement and the rights and obligations of the parties thereunder will be governed by and construed according to the laws of the Province of Ontario and the laws of Canada applicable therein.

(e)         This subscription agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

SCHEDULE “B”

This is Schedule “B” to the subscription agreement relating to the purchase of Convertible Notes of ADB Systems International Ltd. (the “Corporation”). Capitalized terms used but not defined in this schedule are intended to have the meanings ascribed thereto, as applicable, on the first page of this subscription agreement and sections 1 and 2 of Schedule “A” to this subscription agreement

ADB SYSTEMS INTERNATIONAL LTD.

Summary of Proposed Terms

Offering of Convertible Notes

by way of Private Placement

Issuer:	ADB Systems International Ltd.

Issue:

Up to $5,000,000 principal amount of Convertible Notes, to be issued by way of private placement exemptions from prospectus and registration requirements, subject to the receipt of any applicable regulatory and stock exchange approvals.

Issue Price:	The Convertible Notes will be issued at par in integral multiples of $1,000.

Convertible Notes:	The Convertible Notes will have the following material terms:

(a)

The Convertible Notes will bear interest at an annual rate of 7% of the principal amount of the Convertible Notes outstanding from time to time, payable on the earlier of the conversion of the Convertible Notes or the Maturity Date (as defined below).  Interest will continue to accrue until paid;

(b) The Convertible Notes will mature and be payable on the date that is the third anniversary of the Closing Date (the “Maturity Date”)

(c)

At any time up to and including the Maturity Date, all or any portion of the principal amount of the Convertible Notes outstanding from time to time will be convertible, at the option of the holder, provided that the holder complies with the notice provisions therefor, into units of securities of the Corporation (“Units”) at a conversion price of $0.31 per Unit (the “Conversion Price”), subject to adjustments for stock splits, consolidations, other capital reorganizations, extraordinary dividends or distributions;

(d)

Each Unit will consist of one common share in the capital of ADB (a “Common Share”) and one-half of one Common Share purchase warrant (a “Warrant”).  Each whole Warrant will entitle the holder to acquire one Common Share at an exercise price of $0.50 per share, and will be exercisable at any time prior to the fourth anniversary of the Closing Date; and

(e)

In the event that at any time from and after the first anniversary of the Closing Date the volume weighted average trading price of the Common Shares through its principal trading market for a 20 consecutive trading day period is $0.70 or more, all then outstanding Convertible Notes, including any accrued interest thereon, will be automatically converted into Units at the Conversion Price.

Use of Proceeds:	For working capital and general corporate purposes.

Minimum Subscription:

$10,000 or such other amount determined at the sole discretion of the Agent. The Offering will be marketed in such provinces of Canada as the Agent may designate and in which Multilateral Instrument 45-102 – Resale of Securities has been adopted.  Convertible Notes may also be offered to U.S. buyers under available exemptions from federal and state registration requirements in the U.S. and may also be offered in offshore jurisdictions.

Lock-Up:

Until 180 days following the Closing Date, and except as provided herein, neither the Corporation nor any of its officers or directors may offer or announce the offering of, or make or announce any agreement to issue, sell or exchange Common Shares, warrants or securities convertible into Common Shares, except for the grant of stock options or the issuance of Common Shares pursuant to exercise of any purchase warrants existing on the date hereof, without the prior written consent of the Agent, such consent not to be unreasonably withheld.

Security:	The Convertible Notes will provide general security over the Corporation’s assets. Such security will be subordinate liabilities of the Corporation to current secured creditors.

Hold Period:

The Corporation will be a “reporting issuer” on the Closing Date, such that it is expected that the Convertible Notes, the securities comprising the Units (and the Common Shares issuable upon exercise of the Warrants) will have a restricted period of four months from the Closing Date

Listing:	The Common Share component of the Units (and the Common Shares issuable upon exercise of the Warrants) will be listed on the TSX.

Commission:

8% of the gross proceeds of the Offering.  In addition, the Agent will receive an option, exercisable until the second anniversary of the Closing Date, to purchase that number of Units as is equal to 10% of the Units issuable upon full conversion of the Convertible Notes sold under the Offering, at an exercise price equal to the Conversion Price.

Agent:	First Associates Investments Inc.

Closing Date:	On or about June 8, 2004. The Offering may be completed through one or more closings.

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SCHEDULE “C”

SUBSCRIBER’S REPRESENTATIONS AND WARRANTIES

This is Schedule “C” to the subscription agreement relating to the purchase of Convertible Notes of ADB Systems International Ltd. (the “Corporation”). Capitalized terms used but not defined in this schedule are intended to have the meanings ascribed thereto, as applicable, on the first page of this subscription agreement and sections 1 and 2 of Schedule “A” to this subscription agreement.

By executing this subscription agreement, the Subscriber represents and warrants to the Corporation and the Agent, which representations and warranties are true as of the date of this subscription agreement and will be true as of the Closing Date, that:

1.                                       Representations and Warranties

(a)                                  Authorization and Effectiveness.  If the Subscriber is a corporation, the Subscriber is a valid and subsisting corporation, has the necessary corporate capacity and authority to execute and deliver this subscription agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof.  If the Subscriber is a partnership, syndicate or other form of unincorporated organization, the Subscriber has the necessary legal capacity and authority to execute and deliver this subscription agreement and to observe and perform its covenants and obligations hereunder and has obtained all necessary approvals in respect thereof.  If the Subscriber is a natural person, he or she has obtained the age of majority and is legally competent to execute this subscription agreement and to take all actions required pursuant thereto.

Whether the Subscriber is a natural person or a corporation, partnership or other entity, upon acceptance by the Corporation, this subscription agreement will constitute a legal, valid and binding contract of the Subscriber, and any beneficial purchaser for whom it is purchasing, enforceable against the Subscriber and any such beneficial purchaser in accordance with its terms.

(b)                                 Residence.  The Subscriber is a resident of, or otherwise subject to, the jurisdiction referred to under “Name and Address of Subscriber” on the second page of this subscription agreement, which address is the residence or place of business of the Subscriber not created or used solely for the purpose of acquiring Convertible Notes.

(c)                                  Investment Intent.  The Subscriber is acquiring Convertible Notes to be held for investment only and not with a view to resale or distribution.

(d)                                 Prospectus Exemptions.  The Subscriber acknowledges and agrees that the sale and delivery of the Convertible Notes to the Subscriber is conditional upon such sale being exempt from the requirements under Applicable Securities Laws requiring the filing of a prospectus in connection with the distribution of the Convertible Notes.

(e)                                  Offering Documents.  The Subscriber has not received, nor does the Subscriber need to receive, any document purporting to describe the business and affairs of the Corporation that has been prepared for delivery to and review by prospective investors so as to assist those investors to make an investment decision in respect of securities being sold in a distribution of securities of the Corporation.

(f)                                    No Solicitation or Advertising.  The offer to sell the Convertible Notes was directly communicated to the Subscriber. The Subscriber acknowledges that it has not purchased the Convertible Notes as a result of any form of “general solicitation” or “general advertising” as those terms are used in Rule 501 of Regulation D promulgated under the 1933 Act,, including, but not limited to, any advertisement, article, notice or other communication through published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by “general solicitation” or “general advertising”.

(g)                                 No Undisclosed Information.  The Convertible Notes are not being purchased by the Subscriber as a result of any material information concerning the Corporation that has not been publicly disclosed and the Subscriber’s decision to tender this offer and acquire Convertible Notes has not been made as a result of any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation, or any other person and is based entirely upon the currently available public information concerning the Corporation.

(h)                                 Investment Suitability.  The Subscriber has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of the investment hereunder in Convertible Notes (and the Underlying Securities in respect thereof) and is able to bear the economic risk of loss of such investment.  The Subscriber acknowledges and agrees that the Subscriber is responsible for obtaining such legal advice as the Subscriber considers appropriate in connection with the execution, delivery and performance by the Subscriber of this agreement and the transactions contemplated hereunder.

(i)                                     Subscription Agreement.  The Subscriber has read and understands the contents of this agreement and agrees to be legally bound hereby.

(j)                                     No Registration Under the 1933 Act.  The Subscriber understands that the issuance of the Convertible Notes provided for in the subscription agreement is intended to be exempt from registration under the 1933 Act, by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated under the 1933 Act.  The Subscriber acknowledges that none of the Convertible Notes, Underlying Securities or Warrant Shares have been or may ever be registered under the 1933 Act or the securities laws of any state of the United States by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the representations and warranties of Subscriber contained herein) and that the Convertible Notes, Underlying Securities and Warrant Shares may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the 1933 Act and the securities laws of all applicable states or an available exemption therefrom, and the Corporation has no obligation or present intention of filing a registration statement under the 1933 Act in respect of any of the Securities.  As a result of the foregoing, the Subscriber may be required to bear the economic risk of its investment for an indefinite period of time.

(k)                                  No Exercise of Warrants by U.S. Person.  The Subscriber acknowledges that the Convertible Notes may not be exercised or deemed exercised by or on behalf of a U.S. Person or a person in the United States unless an exemption is available from the registration requirements of the 1933 Act and the securities laws of all applicable states, and the holder has, unless waived by the Corporation and the Agent, furnished an opinion of counsel satisfactory to the Corporation and the Agent to such effect; provided that a Subscriber who delivers the U.S. Accredited Investor Certificate attached as Schedule “E” hereto in connection with its purchase of Convertible Notes and the Warrants pursuant to the Offering will not be required to deliver an opinion of counsel in connection with the due exercise or deemed exercise of the Convertible Notes and the Warrants at a time when the representations, warranties and covenants made by the Subscriber therein are true and correct.

(l)                                     Not a Broker-Dealer. The Subscriber is neither a registered broker-dealer nor an affiliate of a registered broker-dealer.

(m)                               Primary Purpose. The Subscriber has not been created or is not being used primarily to permit the purchase of the Convertible Notes, Underlying Securities or Warrant Shares.

2.                                       Reliance Upon Representations, Warranties and Covenants. The Subscriber acknowledges that the representations and warranties contained herein are made by the Subscriber with the intention that they may

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be relied upon by the Corporation in determining the Subscriber’s eligibility to purchase Convertible Notes under Applicable Securities Laws.  The Subscriber agrees that by accepting delivery of the Convertible Notes on the Closing Date, the Subscriber will be representing and warranting that the foregoing representations and warranties are true and correct as at the Closing Time with the same force and effect as if they had been made by the Subscriber at the Closing Time and that they will survive the purchase by the Subscriber of Convertible Notes and will continue in full force and effect notwithstanding any subsequent disposition by the Subscriber of such Convertible Notes.

3.                                       Personal Information.  The Subscriber acknowledges and consents to the fact that the Corporation and the Agent are collecting the Subscriber’s personal information for the purpose of fulfilling this subscription agreement.  The subscriber further acknowledges and consents to the fact that the Corporation may be required by Applicable Securities Laws to provide the applicable regulatory authorities with any personal information provided by the Subscriber in accordance with and for the purposes required under Applicable Securities Laws.

C-3

SCHEDULE “D”

THE TORONTO STOCK EXCHANGE

PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING

QUESTIONNAIRE

1.                                       DESCRIPTION OF TRANSACTION

(a)                                  Name of Issuer of the Securities:

ADB Systems International Ltd. (the “Issuer”)

(b)                                 Number and Class of Securities to be Purchased:

$                           principal amount of convertible Notes of the Issuer (“Notes”).  The Notes are convertible, at the option of the holder, into units of securities of the Issuer, (“Units”) at conversion price of $0.31. Each Unit will be comprised of one common share in the capital of the Corporation (a “Common Share”) and one-half of one Common Share purchase warrant (a “Warrant”).  Each whole Warrant will entitle the holder to acquire one Common Share at an exercise price of $0.50 per share, and will be exercisable at any time prior to the fourth anniversary of the Closing Date.

(c)                                  Purchase Price: The Notes are being issued at par.

2.                                       DETAILS OF PURCHASER

(a)                                  Name of Purchaser:

(b)                                 Address:

(c)                                  Names and addresses of persons having a greater than 10% beneficial interest in the purchaser:

3.                                       RELATIONSHIP TO ISSUER

(a)                                  Is the purchaser (or any person named in response to 2(c) above) an insider of the Issuer for the purposes of the Securities Act (Ontario) (before giving effect to this private placement)? If so, state the capacity in which the purchaser (or person named in response to 2(c)) qualifies as an insider.

(b)                                 If the answer to (a) is “no”, are the purchaser and the Issuer controlled by the same person or company? If so give details

4.                                       DEALINGS OF PURCHASER IN SECURITIES OF THE ISSUER

Give details of all trading by the purchaser, as principal, in the securities of the Issuer (other than debt securities which are not convertible into equity securities), directly or indirectly, within the 60 days preceding the date hereof.

D-2

UNDERTAKING

TO:                                    THE TORONTO STOCK EXCHANGE

The undersigned has subscribed for and agreed to purchase, as principal, the securities described in Item 1 of this Private Placement Questionnaire and Undertaking.

The undersigned undertakes not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for a period of four months from the date of the closing of the transaction herein or for such period as is prescribed by applicable securities legislation, whichever is longer, without the prior consent of the Toronto Stock Exchange and any other regulatory body having jurisdiction.

DATED at                                  this                 day of                                  , 2004.

(Name of Purchaser – please print)

(Authorized Signature)

(Official Capacity – please print)

(please print here name of individual whose signature appears above, if different from name of purchaser printed above)

SCHEDULE “E”

U.S. ACCREDITED INVESTOR CERTIFICATE

The Subscriber understands and agrees that the Convertible Notes, Underlying Securities and the Warrant Shares (collectively, the “Securities”) have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws, and the Convertible Notes are being offered and sold on behalf of the Corporation, by the Agent through a U.S. affiliate (the “U.S. Affiliate”) to the Subscriber in reliance upon Rule 506 of Regulation D under the 1933 Act.  Capitalized terms used in this Schedule “E” and defined in the Subscription Agreement to which this Schedule “E” is attached have the meanings defined in such Subscription Agreement unless otherwise defined in this Schedule “E”.

The undersigned represents, warrants and covenants (which representations, warranties and covenants shall survive the Closing Date) to the Corporation, the Agent and the U.S. Affiliate (and acknowledges that the Corporation, the Agent and the U.S. Affiliate are relying thereon) that:

(a)

it is purchasing the Convertible Notes for its own account for investment purposes only, and not with a view to any resale or distribution and, in particular, it has not sold, offered, distributed or otherwise disposed of any of the Securities and has no intention to sell, offer, distribute or otherwise dispose of, either directly or indirectly, any of the Securities in the United States; provided, however, that this paragraph shall not restrict the Subscriber from selling, offering, distributing or otherwise disposing of any of the Securities pursuant to the registration thereof under the 1933 Act and any applicable state securities laws or pursuant to an exemption from such registration requirements;

(b)

it, and if applicable, each person for whose account it is purchasing the Convertible Notes satisfies one or more of the categories of “accredited investor” indicated below (the Subscriber must check the appropriate line(s)):

☐	Category 1.	A bank, as defined in Section 3(a)(2) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

☐	Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

☐	Category 3.	A broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended; or

☐	Category 4.	An insurance company as defined in Section 2(13) of the 1933 Act; or

☐	Category 5.	An investment company registered under the United States Investment Company Act of 1940; or

☐	Category 6.	A business development company as defined in Section 2(a)(48) of the United States Investment Company Act of 1940; or

☐	Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the United States Small Business Investment Act of 1958; or

☐	Category 8.

A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of U.S. $5,000,000; or

☐	Category 9.

An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of U.S. $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors; or

☐	Category 10.	A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940; or

☐	Category 11.

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of U.S. $5,000,000; or

☐	Category 12.	Any director or executive officer of the Corporation; or

☐	Category 13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the date hereof exceeds U.S.$1,000,000; or

☐	Category 14.

A natural person who had an individual income in excess of U.S.$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of U.S.$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	Category 15.

A trust, with total assets in excess of U.S.$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act; or

☐	Category 16.	Any entity in which all of the equity owners meet the requirements of at least one of the above categories;

(c)	it understands and agrees that the certificates representing the Warrants and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legends:

“THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE EXERCISED BY OR ON BEHALF OF ANY U.S. PERSON, OR SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ADB SYSTEMS INTERNATIONAL LTD. SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.”

provided, that if the Warrants are being sold outside the United States in compliance with Rule 904 of Regulation S under the 1933 Act, at a time when the Issuer is a “foreign issuer” as defined in Rule 902 under the 1933 Act, the legend set forth above may be removed at the time of sale by providing a declaration to the Corporation in the form attached hereto as Appendix A or as the Corporation may from time to time prescribe;

(d)                                 it understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, the certificates representing the Common Shares and Warrant Shares, and all securities issued in exchange therefor or in substitution thereof, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED ONLY (A) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S PROMULGATED UNDER THE 1933 ACT, (B) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF THESE SECURITIES ARE BEING SOLD AT ANY TIME THE COMPANY IS A “FOREIGN ISSUER” AS DEFINED IN RULE 902 UNDER THE 1933 ACT, A NEW CERTIFICATE, BEARING NO LEGEND, THE DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN FORM SATISFACTORY TO THE COMPANY AND THE COMPANY’S TRANSFER AGENT TO THE EFFECT THAT THE SALE OF THE SECURITIES IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT.”

provided, that if the Common Shares and Warrant Shares are being sold under clause (B) above, at a time when the Corporation is a “foreign issuer” as defined in Rule 902 under the 1933 Act, the legend set forth above may be removed at the time of sale by providing a declaration to the Corporation and its transfer agent in the form attached hereto as Appendix A or as the Corporation may from time to time prescribe, to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act; provided further, that if any of the Common Shares or Warrant Shares are being sold pursuant to Rule 144 of the 1933 Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Corporation’s transfer agent of an opinion satisfactory to the Corporation to the effect that the legend is no longer required under applicable requirements of the 1933 Act or state securities laws;

(e)                                  it agrees not to offer, sell or otherwise transfer any of the Convertible Notes or Warrant Shares except as permitted by paragraph (c) or (d), above, as applicable, and the legend(s) included therein;

(f)                                    it has had the opportunity to ask questions of and receive answers from the Corporation regarding the investment, and has received all the information regarding the Issuer that it has requested;

(g)                                 it consents to the Corporation making a notation on its records or giving instruction to the registrar and transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described herein;

(h)                                 it understands and acknowledges that the Corporation has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Securities in the United States;

(i)                                     the office or other address of the Subscriber at which the Subscriber received and accepted the offer to purchase the Convertible Notes is the address listed as the “Address of Subscriber” on the second page of the Subscription Agreement;

(j)                                     it understands and agrees that there may be material tax consequences to the Subscriber of an acquisition, disposition or exercise of any of the Securities; neither the Corporation, the Agent nor any U.S. affiliate gives any opinion or makes any representation with respect to the tax consequences to the Subscriber under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such Securities; in particular, no determination has been made whether the Issuer will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code;

(k)                                  it understands and acknowledges that the Corporation is not obligated to remain a “foreign issuer”;

(l)                                     it understands and agrees that the financial statements of the Corporation have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies; and

(m)                               it understands that none of the Convertible Notes, the Underlying Shares or the Warrant Shares have been recommended by any federal or state securities commission or regulatory authority.  Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of the information in the subscription agreement or the schedules attached thereto.  Any representation to the contrary is a criminal offense.

The Subscriber undertakes to notify the Corporation immediately of any change in any representation, warranty or other information relating to the Subscriber set forth herein which takes place prior to the Closing Date.

If a Corporation, Partnership or Other Entity:	If an Individual:

Name of Entity	Signature

Type of Entity	Print or Type Name

Signature of Person Signing

Print or Type Name and Title of Person Signing

Appendix A to

Schedule “E” – U.S. Accredited Investor Certificate

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:         Registrar and transfer agent for the Common Shares, Warrant Shares and Warrants of ADB SYSTEMS INTERNATIONAL LTD. (the “Issuer”):

The undersigned (A) acknowledges that the sale of the securities of the Issuer to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”), and (B) certifies that:  (1) the undersigned is not an “affiliate” of the Issuer (as that term is defined in Rule 405 under the 1933 Act); (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction is being executed on or through the facilities of the Toronto Stock Exchange or the TSX Venture Exchange or any other designated offshore securities market as defined in Regulation S under the 1933 Act and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the 1933 Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S under the 1933 Act.

Dated                                                                 , 200         .

X
Signature of individual (if Holder is an individual)

X
Authorized signatory (if Holder is not an individual)

Name of Holder (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)